Exhibit 99(d)(3)

AMENDMENT NO. 2 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of February 6, 2013 as follows.

This amendment shall be effective as of June 26, 2013. All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW Emerging Markets Multi-Asset Opportunities Fund	0.95%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

By:
Patrick W. Dennis Assistant Secretary		Charles W. Baldiswieler President and Chief Executive Officer

By:
David S. DeVito Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

By:
Patrick W. Dennis Assistant Secretary		David S. DeVito Executive Vice President and Chief Administrative Officer

By:
Charles W. Baldiswieler Group Managing Director